UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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WILSON BANK HOLDING COMPANY
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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March 22, 2019

Dear Shareholder,

In 2018, Wilson Bank & Trust enjoyed another year of monumental successes and celebrated some significant moments in our bank’s story. Headed into 2019 we believe our strong tradition is merging with a future that is not only bright, but filled with even more possibility.

In the attached 2018 annual report, you can read in detail the figures that represented new records for WBT in earnings, loan growth and deposits. Also outlined in the early pages of the report are some other meaningful indicators of achievement and continued growth in 2018.

Along with your copy of the annual report, a proxy statement and shareholder voting sheet are enclosed. Please be sure to vote by proxy even if you plan to attend the annual meeting in person. For your convenience, this can be done online through the shareholder portal at wilsonbank.com, or you can submit your voting sheet in the mail. If you need assistance with the online portal, please contact Kayla Hawkins at (615) 443-5901 or Anita Honeycutt at (615) 547-5439.

We also hope to see you at the annual shareholder meeting, which takes place at the Clemons-Richerson Operations Center behind the Main Office on Tuesday, April 23rd, at 7 p.m.

Thank you for your continued investment in Wilson Bank Holding Company, and for being part of our journey during an exciting time in our history.

Sincerely,

WILSON BANK HOLDING COMPANY

Randall Clemons                    Will Jordan
President/CEO                    Chairman

WILSON BANK HOLDING COMPANY
LEBANON, TENNESSEE
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Wilson Bank Holding Company:

The Annual Meeting of Shareholders (the “Annual Meeting”) of Wilson Bank Holding Company (the “Company”) will be held on Tuesday, April 23, 2019 at 7:00 p.m. (CDT) the Clemons-Richerson Operations Center of the Company, located at 105 North Castle Heights Avenue, Lebanon, Tennessee 37087, for the following purposes:

(1)To elect three (3) Class III directors to hold office for a term of three (3) years and until their successors are duly elected and qualified;
(2)To ratify the appointment of Maggart & Associates, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019; and
(3)To transact such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

Only shareholders of record at the close of business on February 19, 2019 are entitled to notice of and to vote at the Annual Meeting or any adjournment(s) thereof.

Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement regarding the matters proposed to be acted upon at the Annual Meeting.

By Order of the Board of Directors,

Lisa T. Pominski, Secretary

March 23, 2019

YOUR REPRESENTATION AT THE ANNUAL MEETING IS IMPORTANT. TO ENSURE YOUR REPRESENTATION, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE AND SUBMIT YOUR PROXY. YOU MAY VOTE BY EITHER (I) COMPLETING, DATING, SIGNING AND RETURNING THE ENCLOSED PROXY CARD OR (II) IF YOU HAVE ACCESS TO THE COMPANY'S SHAREHOLDER PORTAL, BY VOTING VIA THE PORTAL. SHOULD YOU SUBSEQUENTLY DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AS PROVIDED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME BEFORE IT IS VOTED.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS
Important Notice Regarding the Availability of Proxy Materials for the
Annual Shareholder Meeting to be Held on April 23, 2019

Pursuant to rules promulgated by the Securities and Exchange Commission, we have elected to provide access to these proxy statement materials (which includes this proxy statement, a proxy card and our 2018 Annual Report) both by sending you this full set of proxy statement materials, including a proxy card, and by notifying you of the availability of such materials on the Internet.

This proxy statement, the Company’s 2018 Annual Report and a proxy card are available at: www.wilsonbank.com.

The Annual Meeting of Shareholders will be held April 23, 2019 at 7:00 p.m. (CDT) at the Company’s Clemons-Richerson Operations Center, 105 North Castle Heights Avenue, Lebanon, Tennessee 37087. In order to obtain directions to attend the Annual Meeting of Shareholders, please call 615-444-2265. The proposals to be voted upon at the Annual Meeting of Shareholders (each, a “Proposal”), all of which are more completely set forth in this proxy statement, are as follows:

(1)	To elect three (3) Class III directors to hold office for a term of three (3) years until their successors are duly elected and qualified;

(2)	To ratify the appointment of Maggart & Associates, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019; and

(3)	To transact such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

Our Board of Directors recommends that you vote FOR the approval of Proposal #1 and Proposal #2.

WILSON BANK HOLDING COMPANY LEBANON, TENNESSEE
PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Wilson Bank Holding Company (the “Company”) of proxies for the Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held on Tuesday, April 23, 2019, at the Clemons-Richerson Operations Center, 105 North Castle Heights Avenue, Lebanon, Tennessee 37087, at 7:00 p.m. (CDT). This proxy material was first mailed to shareholders on or about March 23, 2019.

If you vote and submit and do not revoke your proxy, the persons appointed as proxies will vote your shares according to the instructions you have specified on the proxy card. If you submit your executed proxy card but do not specify how the persons appointed as proxies are to vote your shares, your proxy will be voted “For” election of the director nominees set out below and “For” the ratification of Maggart & Associates, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019. A proxy may be revoked by a shareholder at any time prior to its use by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person or, if you have access to the Company's online shareholder portal, by submitting a new proxy via the shareholder portal (only your last proxy submitted prior to the Annual Meeting will count). If any nominee for election to the Board named in this Proxy Statement becomes unavailable to serve for any reason, the proxy may be voted "For" a substitute nominee selected by the Board or a vacancy will occur on the Board of Directors, which, pursuant to the Company's Charter, may be filled only by the Board or the Board may reduce the size of the Board to eliminate the vacancy.

Only holders of record of the Company’s common stock (the “Common Stock”) at the close of business on February 19, 2019 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, the Company had 10,717,786 shares of Common Stock issued and outstanding, the holders of which are entitled to one (1) vote for each share held on each of the matters to be voted upon at the Annual Meeting. The representation in person or by proxy of at least a majority of the outstanding shares entitled to vote is necessary to provide a quorum at the meeting. The director nominees shall be elected by a plurality of the votes cast in the election by the holders of Common Stock represented and entitled to vote at the Annual Meeting. The approval of the ratification of Maggart & Associates, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019 and any other matters submitted to the shareholders but not proposed in this Proxy Statement will be approved if the number of shares of Common Stock voted in favor of the proposal exceeds the number of shares of Common Stock voted against it. The Board of Directors of the Company does not know of any other matters which will be presented for action at the Annual Meeting other than those proposed in this Proxy Statement, but the persons named in the proxy (who are officers or directors of the Company) intend to vote or act with respect to any other proposal which may be presented for action according to their best judgment. You are requested to vote and submit your proxy promptly, even if you plan to attend the Annual Meeting in person. You may vote by completing, dating, signing and returning the enclosed proxy card or, if you have access to the Company's shareholder portal, by voting on the Internet via the portal.

Abstentions and “non-votes” are accounted as “present” in determining whether a quorum is present. A “non-vote” occurs when a nominee holding shares for a beneficial owner votes on one (1) proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Pursuant to the rules of the New York Stock Exchange (the “NYSE”), if you hold your shares in “street name” through a broker or other nominee and your broker does not receive voting instructions from you, your broker will not be able to vote your shares in the election of directors, resulting in a broker non-vote. So long as a quorum is present, a “non-vote” or abstention will have no effect on the approval of the nominees to the Company’s board of directors, the approval of the ratification of Maggart & Associates, P.C. as the Company’s independent registered public accounting firm, or an approval of any other proposal that properly comes before the Annual Meeting.

The cost of solicitation of proxies will be borne by the Company, including expenses in connection with preparing, assembling, and mailing this Proxy Statement. Such solicitation will be made by mail, and may also be made by the Company’s directors, officers or employees personally or by telephone or other form of electronic communication, in each case without additional consideration. The Company may reimburse brokers, custodians and nominees for their expenses in sending proxies and proxy materials to beneficial owners.

Wilson Bank and Trust (the “Bank”) is located in Lebanon, Tennessee and is a wholly-owned subsidiary of the Company. The Bank is the only subsidiary of the Company.

STOCK OWNERSHIP

There are no persons who are the beneficial owners of more than 5% of the Common Stock, the Company's only class of voting securities.

The following table sets forth information regarding the beneficial ownership of the Company’s Common Stock as of February 19, 2019 (unless otherwise noted), for:

•	each of our directors and nominees;

•	each of our executive officers named in the Summary Compensation Table in this Proxy Statement (the “Named Executive Officers”); and

•	all of our directors and executive officers as a group.

The percentages of shares outstanding provided in the table are based on 10,717,786 voting shares outstanding as of February 19, 2019. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”) and generally includes voting or investment power with respect to securities. Unless otherwise indicated, each person or entity named in the table below has sole voting and investment power, or shares voting and investment power with his or her spouse, children or other dependents, with respect to all shares of stock listed as owned by that person. The number of shares shown does not include the interest of certain persons in shares held by family members in their own right. Shares issuable upon exercise of options that are exercisable within sixty (60) days of February 19, 2019 are considered outstanding for the purpose of calculating the percentage of outstanding shares of Company Common Stock held by the individual, but not for the purpose of calculating the percentage of outstanding shares held by any other individual.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percent of Class (%)
Directors:
Jack W. Bell	103,409(3)	0.96%
J. Randall Clemons (4)	166,436(5)	1.55%
James F. Comer	26,016(6)	0.24%
Robert H. Goodall, Jr.	10,157.09%
William P. Jordan	31,811(7)	.30%
John C. McDearman (4)	9,395(8)	.09%
Michael G. Maynard	7,766.07%
James Anthony Patton	33,402(9)	.31%
H. Elmer Richerson	82,120(10)	.77%
Clinton M. Swain	1,657.02%

Named Executive Officers:
Gary Whitaker	31,648(11)	.30%
Lisa Pominski	17,132 (12)	.16%
Clark Oakley	2,930 (13)	.03%

Executive Officers and Directors as a group (11 persons)	514,456 (14)	4.80%
__________________

(1)	The address for each of the directors and executive officers set forth in the table above is 623 West Main Street, Lebanon, Tennessee 37087.

(2)	Each person has sole voting and investment power with respect to the shares listed unless otherwise indicated.

(3)
Includes 15,337 shares held by or on behalf of Mr. Bell’s children, 54,715 shares that are pledged, and 4,000 shares issuable upon exercise of options granted under the Company's Amended and Restated 2016 Equity Incentive Plan (the 2016 Plan").

(4)	Messrs. Clemons and McDearman III are also Named Executive Officers.

(5)
Includes 9,417 shares held by Mr. Clemons’ wife, 57,208 shares held by the Clemons Family Limited Partnership and 400 shares issuable upon exercise of options granted under the Company’s 2009 Stock Option Plan (the "2009 Plan").

(6)
Includes 3,468 shares held by or on behalf of Mr. Comer’s children and/or other dependents, 12,143 shares that are pledged and 1,000 shares issuable upon exercise of options granted under the 2016 Plan.

(7)	Includes 11,550 shares held by the Jordan Family Trust and 2,000 shares issuable upon exercise of options granted under the 2016 Plan.

(8)
Includes 839 shares held by or on behalf of Mr. McDearman's children and/or dependents, 2,667 shares that are pledged and 433 and 2,000 shares, respectively, issuable upon exercise of options granted under the 2009 Plan and the 2016 Plan.

(9)	Includes 3,000 shares that are pledged and 4,000 shares issuable upon exercise of options granted under the 2016 Plan.

(10)	Includes 1,175 shares held by Mr. Richerson’s wife and 1,000 shares issuable upon exercise of options granted under the 2016 Plan.

(11)	Includes 6,210 shares held by Mr. Whitaker’s wife, and 500 shares issuable upon exercise of options granted under the 2016 Plan.

(12)
Includes 3,656 shares held by Ms. Pominski’s husband, 134 and 400 shares, respectively, issuable upon exercise of options granted under the 2009 Plan and the 2016 Plan, and 1,951 shares that are pledged.

(13)	Includes 267 shares that are pledged, 900 and 667 shares, respectively, issuable upon exercise of options granted under the 2009 Plan and the 2016 Plan.

(14)	Includes 1,733 and 15,567 shares, respectively, that are issuable upon exercise of options granted under the 2009 Plan and the 2016 Plan.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board of Directors of the Company currently consists of eight (8) members. The Company’s bylaws provide for a minimum of five (5) and maximum of fifteen (15) directors, the exact number to be set by the Company’s Board of Directors. The Company’s charter provides that the Board of Directors shall be divided into three (3) classes, each class to be as nearly equal in number as possible. On March 1, 2019, Robert H. Goodall, Jr. notified the Company that, due to the fullness of his schedule in 2019 and his numerous ongoing commercial and civic commitments and the time he expected he would be able to devote to his board service in 2019, he does not wish to stand for reelection to the Board of Directors and will step down from his position as a member of the Board upon the expiration of his current term at the Annual Meeting. Mr. Goodall’s decision to step down from the Board was not the result of any disagreement with the Company. In connection with Mr. Goodall’s decision and the Board’s desire to add additional independent directors to the Board, the Board has approved increasing the size of the Board from eight (8) to nine (9) members effective as of the Annual Meeting and recommended and approved the nomination of Clinton M. Swain and Michael G. Maynard as Class III directors to fill the newly created vacancy and the newly created position, in each case as of the Annual Meeting. The terms of two (2) Class III directors expire at the Annual Meeting. These directors are James F. Comer and Robert H. Goodall, Jr. The nomination of James F. Comer, Clinton M. Swain, and Michael G. Maynard has been approved by the Company’s Board of Directors.

Unless contrary instructions are received, the enclosed proxy will be voted in favor of the election as directors of the nominees listed below. Each nominee has consented to be a candidate and to serve, if elected. Mr. Comer is currently serving as a director of the Company; Messrs. Maynard and Swain are not currently serving as directors. While the Company’s Board of Directors has no reason to believe that any nominee will be unable to accept nomination or election as a director, if such event should occur, proxies will be voted with discretionary authority for a substitute or substitutes who will be designated by the Company’s current Board of Directors or either a vacancy will occur, which, pursuant to the Company's Charter, may only be filled by the Board or the Board will vote to reduce the size of the Board to eliminate the vacancy.

Information Concerning Nominees

The following table contains certain information concerning the nominees and continuing directors, which information has been furnished to the Company by the individuals named below:

Class III Directors (Nominees for Election to the Board: Term to Expire at the 2022 Annual Meeting of Shareholders)
Name(1)	Age	Director Since	Current Position; Prior Business Experience
James F. Comer (2)	60	1996	Director; Owner/President - Comerica Enterprises, Inc. (since 2006); Vice President - Lending and Account Executive of Farm Credit Services of America (1980-1995)
Michael G. Maynard	59	N/A	Director; Owner and Chief Manager - FourStar Paving (since 2003)
Clinton M. Swain	39	N/A	Director; Co-owner of Fakes & Hooker Inc., a building and materials retail company (since 2008)
Class I Directors (Continuing Directors until 2020 Annual Meeting of Shareholders)
Name(1)	Age	Director Since	Current Position; Prior Business Experience
J. Randall Clemons	66	1987	Director; President and Chief Executive Officer of the Company (since 1992); Director and Chief Executive Officer of the Bank (since 1987); Chairman of the Bank’s Board of Directors (since 2002)
William P. Jordan (4)	55	2014	Director: Real Estate Investor and farming operation partner
James Anthony Patton	58	1987	Director; Salesman - Mid Tenn Technologies (since 2003); Salesman and Director of Business Development - Remar Inc. (since 2011)
Class II Directors (Continuing Directors until 2021 Annual Meeting of Shareholders)
Name(1)	Age	Director Since	Current Position; Prior Business Experience
Jack W. Bell (3)	60	1987	Director; Owner - Jack W. Bell Builders, Inc. (since 1994); Vice President of Operations - Lebanon Aluminum Products, Inc. (until 1995)
H. Elmer Richerson	66	1998
Director; Executive Vice President of the Company until his retirement (1992-2017); President of the Bank (2002-2017); Executive Vice President of the Bank (1994-2002); Vice President of the Bank (1989-1994)

John C. McDearman III	49	2018
Director; Executive Vice President of the Company (since 2018); President of the Bank (since 2018); Executive Vice President of the Bank (2009-2017); Senior Vice President of the Bank (2002-2009); Vice President of the Bank (2001-2002)

_____________________________

(1)	All directors serve on the Boards of Directors of the Company and the Bank.

(2)	Mr. Comer serves on the Advisory Board of the Smith County branches of the Bank.

(3)	Mr. J. Bell serves on the Advisory Board of the DeKalb County branches of the Bank.

(4)	Mr. Jordan serves on the Advisory Board of the Rutherford County branches of the Bank.

Director Qualifications

The information describing the current position and prior business experience of each of the nominees and continuing directors above and below contains information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five (5) years for any company whose shares are registered with the SEC and the experiences, qualifications, attributes or skills that caused the Board of Directors to determine that the person should serve as a director for the Company.

Mr. Bell has extensive real estate construction and development experience as the owner of a building enterprise that engages in residential and commercial construction in the Company’s market areas.

Mr. Jordan has extensive experience in the real estate industry as a real estate investor in Middle Tennessee. He is also involved in a number of community and public service activities in the Company’s market area.

Mr. Richerson has extensive experience as a banker in the Company’s market area and is a community leader that is actively involved in a number of community activities. His extensive knowledge of the Bank’s history allows him to provide the Board of Directors with company-specific experience and expertise.

Mr. Comer has extensive agricultural expertise having been involved in agricultural-related professions for over 20 years. He also has extensive experience in making loans and other extensions of credit to agricultural borrowers in the Company’s market area.

Mr. Clemons has extensive experience as a banker in the Company’s market area and is a community leader that is actively involved in a number of community activities. He is able to provide insight to the Board of Directors on the factors that impact the Company and the communities the Company serves and his day to day management of the Bank allows him to provide the Board of Directors with company-specific experience and expertise.

Mr. Patton is a Director of Business Development and a member of the Board of Directors of Hospital Solutions for Remar, Inc. and is responsible for securing contracts with the medical industry. His experience as an employee of that company gives him knowledge of board functions and financials that allows him to offer insight to the Board of Directors on a wide range of matters impacting the Company’s operations.

Mr. McDearman has extensive experience as a banker in the Company’s market area and is a community leader that is actively involved in a number of community activities. His extensive knowledge of the Bank’s history and current day-to-day operations allows him to provide the Board of Directors with company-specific experience and expertise.

Mr. Swain has extensive experience as a salesman and business owner. His years of experience in the building industry including management, human resources, sales, marketing and advertising allows him to provide the Board of Directors with knowledge in these areas.

Mr. Maynard has extensive business experience in the transportation and paving industry. His experience and knowledge of businesses in the Company’s market area will allow him to offer business insight to the Board of Directors on a wide range of matters impacting the Company’s operations.

Director Independence

The Board of Directors has determined that each of the following directors and, in the case of Messrs. Maynard and Swain, nominees is, or if elected will be, an “independent director” within the meaning of the listing standards of the NYSE:

James F. Comer;            Robert H. Goodall, Jr.;
William P. Jordan;            Michael G. Maynard;
James Anthony Patton; and        Clinton M. Swain.

Description of the Board and Committees of the Board

The Company does not have an executive compensation or nominating committee. The Board of Directors of the Company also serves as the Board of Directors of the Bank. The Board of Directors of the Company and the Board of Directors of the Bank, based upon recommendations by the Personnel Committee of the Board of Directors of the Bank, establish general compensation policies and programs for the Company and the Bank and determine annually the compensation to be paid to Company and Bank employees, including their respective executive officers. The Board of Directors does not believe it is necessary to have a nominating committee because the Boards of Directors of the Company and the Bank work together to develop general criteria concerning the qualifications, recommendations and selection of directors and officers of the Company and the Bank, including considering recommendations made for such positions by shareholders of the Company. All of the Company’s directors participate in the consideration of director nominees.

Each potential director nominee is evaluated on the same basis regardless of whether he or she is recommended by management, a director or a shareholder. The Board of Directors has not adopted a policy with respect to minimum qualifications for directors, nor has the Board of Directors adopted a formal diversity policy for nominees. Rather, the Board of Directors annually reviews and determines the specific qualifications and skills that one or more directors must possess in the context of the then current needs of the Board of Directors with respect to experience, expertise and age. In making recommendations for nominees to the Board of Directors, the Board of Directors seeks to include directors who, when taken together with the other nominees and continuing directors, will create a Board of Directors that offers a diversity of education, professional experience, background, age, perspective, viewpoints and skill. Each of the nominees for director to be elected at the Annual Meeting was nominated and recommended by the Board of Directors.

The Company has not received director nominee recommendations from any shareholders for the terms of any directors whose terms expire at the Annual Meeting commencing in 2019 and expiring in 2022. The Board of Directors will consider nominees recommended by shareholders in the same fashion as nominees recommended by directors or management, provided that such recommendations are submitted to the Board of Directors in writing, describe the reasons why the shareholder finds the recommended person to be a qualified candidate and comply with the requirements of the Company’s Bylaws.

The Board of Directors of the Company has no standing committees other than the Audit Committee. The Board of Directors of the Bank has eight standing committees consisting of the Audit, Executive, Personnel, Finance, Marketing, Building, Investment, and Data Processing Committee. The Chairman of the Board of Directors of the Company, Mr. William P. Jordan is a member of all committees. The Chairman of the Board of Directors of the Bank, Mr. Clemons, and Mr. McDearman are also members of all of the committees with the exception that Mr. Clemons and Mr. McDearman are not members of the Personnel Committee or the Audit Committee. The members of each committee are generally appointed in May of each year and serve until the following May. Therefore, the committee members identified below may not have been on each identified committee for the entire 2018 fiscal year. Unless otherwise provided below, the members identified below are the current members of the applicable committees.

Audit Committee. The Company has a separately-designated standing audit committee, composed of Messrs.
Comer, Goodall, and Patton, with Mr. Comer serving as the committee’s Chairman. The Audit Committee reviews annual and interim reports of the independent auditors and provides advice and assistance regarding the accounting, auditing and financial reporting practices of the Company and the Bank. The Audit Committee operates pursuant to the terms of a charter which was adopted by the Board of Directors in December 2004 and amended and restated in February 2018 (the “Audit Committee Charter”). A copy of the Audit Committee Charter is available on the Company’s website. All of the Audit Committee’s members are independent under the current listing standards of the NYSE. While the Board of Directors believes that certain of its audit committee members are financially literate and have a level of financial sophistication necessary to serve on the Audit Committee, it has determined that the Company does not have an “audit committee financial expert” as defined by the SEC’s rules and regulations serving on the Audit Committee. The Board of Directors further believes that the current members of the Company’s Board of Directors provide a breadth of experience and level of community relationships that are important to the Company and that it would be difficult for the Company to attract an additional director that meets the requirements of an “audit committee financial expert” who also has those similar relationships. In making its determination, the Board of Directors particularly considered the size and nature of the Company’s business and the importance of the directors’ knowledge of the local communities served by the Bank. The Audit Committee held five (5) meetings during 2018.

Executive Committee. The Executive Committee is composed of Messrs. Patton, Bell, and Comer, with Mr. Patton serving as the committee’s Chairman. The Executive Committee reviews corporate activities of the Company and the Bank, makes recommendations to the Board of Directors of the Company and the Bank on their respective policy matters and makes executive decisions on matters that do not require a meeting of the full Board of Directors. The Executive Committee held ten (10) meetings during 2018.

Personnel Committee. The Personnel Committee is composed of Messrs. Patton, Comer, and Goodall, with Mr. Patton serving as the committee’s Chairman. The Personnel Committee considers and recommends to the Board of Directors of the Bank the compensation of the Bank’s personnel, including the Named Executive Officers. This committee, all of the members of which are independent under the listing standards of the NYSE, held six (6) meetings during 2018. This Committee does not have a written charter. Compensation decisions for the Company’s executive officers, including its Named Executive Officers, are made by the Board of Directors of the Company upon recommendation of the Personnel Committee. Each of Mr. Clemons and Mr. McDearman abstains from voting on his own compensation when approved by the Board of Directors.

The agenda for meetings of the Personnel Committee is determined by its Chairman with the assistance of the Bank’s HR Director and the Company’s Chief Executive Officer. Personnel Committee meetings are regularly attended by the Chairman of the Board, the Chief Executive Officer and the Chief Human Resources Officer. When considering the compensation of Mr. Clemons and Mr. McDearman, the Personnel Committee meets in executive session without Mr. Clemons’s or Mr. McDearman’s participation. The Personnel Committee’s Chairman reports the committee’s recommendations on executive compensation to the Board of Directors of the Bank and the Company. The Bank’s human resources and accounting departments support the Personnel Committee in its duties and may be delegated authority to fulfill certain administrative duties regarding the compensation programs.

Finance Committee. The Finance Committee functions as the credit review board of the Bank. This committee reviews loan applications meeting certain criteria and approves those found creditworthy. In addition, this committee reviews all loans that are funded. The committee is comprised of Messrs. Comer, Bell, Goodall, Jordan, Patton, and Richerson, with Mr. Comer serving as the committee’s Chairman. The Finance Committee held twelve (12) meetings during 2018.

Marketing Committee. The Marketing Committee is composed of Messrs. Goodall, Bell, Comer, Patton, and Richerson, with Mr. Goodall serving as the committee’s Chairman. The Marketing Committee recommends the direction of the marketing efforts of the Company and the Bank. This committee held four (4) meetings during 2018.

Building Committee. The Building Committee is composed of Messrs. Richerson, Comer, and Goodall, with Mr. Richerson serving as the committee’s Chairman. This committee makes recommendations to the Company’s and the Bank’s Boards of Directors on the immediate and future building needs of the Company and the Bank. This committee held three (3) meetings during 2018.

Investment Committee. The Investment Committee is composed of Messrs. Bell, Patton, and Richerson, with Mr. Bell serving as the committee’s Chairman. The Investment Committee reviews and directs the investment portfolio of the Bank. This committee held four (4) meetings during 2018.

Data Processing Committee. The Data Processing Committee is composed of Messrs. Richerson, Bell, and Patton, with Mr. Richerson serving as the committee’s Chairman. The Data Processing Committee reviews the computer hardware and software needs of the Company and the Bank and makes recommendations regarding purchases thereof to the respective Boards of Directors. This committee held four (4) meetings during 2018.

During the fiscal year ended December 31, 2018, the Board of Directors of the Company held fourteen (14) meetings with the Board of Directors of the Bank also meeting sixteen (16) times. The Board also periodically meets in executive session outside of the presence of management during the course of the year. Each director attended at least 99% of the aggregate number of meetings of both the Bank’s and the Company’s Boards of Directors and the committees on which such director served. The Company encourages each member of the Board of Directors to attend the Annual Meeting of Shareholders, and all of the Company’s directors attended the 2018 Annual Meeting of Shareholders.

The Company’s Board of Directors has established procedures for the Company’s shareholders to communicate with members of the Board of Directors. Shareholders may communicate with any of the members of the Company’s or the Bank’s Board of Directors, including the chairperson of any of the committees of the Board of Directors, by writing to a director c/o Wilson Bank Holding Company, 623 West Main Street, Lebanon, Tennessee 37087.

Board Leadership Structure. The Company separates the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. Mr. Clemons currently serves as the Company’s Chief Executive Officer, holding such position since the Company’s formation, and Mr. Jordan currently serves as the Chairman of the Board, a position he has held since May 2018. The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Chairman of the Board provides guidance to the Chief Executive Officer, sets the agenda for Board meetings and presides over meetings of the full Board.

Board’s Role in Risk Oversight. While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board of Directors assist the Board of Directors in fulfilling its oversight responsibilities in certain areas of risk. In particular, the Audit Committee focuses on financial and enterprise risk exposures, including internal controls, and discusses with management, the internal auditors and the independent registered public accountants, the Company’s policies with respect to risk assessment and risk management, including risks related to fraud, liquidity, cyber security, credit operations and regulatory compliance. The Audit Committee also assists the Board of Directors in fulfilling its duties and oversight responsibilities relating to the Company’s or the Bank’s compliance and ethics programs, including compliance with legal and regulatory requirements.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors and persons who beneficially own more than ten percent (10%) of the Common Stock to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent (10%) beneficial owners are required by federal securities regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on the Company’s review of the copies of such forms and written representations from certain reporting persons furnished to the Company, the Company believes that its officers, directors and greater than ten percent (10%) beneficial owners, if any, were in compliance with all applicable Section 16(a) filing requirements in the 2018 fiscal year, except for four (4) late filings by Ms. Pominski, two (2) late filings by Mr. Richerson, three (3) late filings by Mr. McDearman, and one (1) late filing by Mr. Oakley.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE.

PROPOSAL 2 — RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Board of Directors of the Company, as recommended and approved by the Audit Committee, is recommending to the shareholders the ratification of the appointment of the accounting firm of Maggart & Associates, P.C. to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019. Maggart & Associates, P.C. has served in this capacity for the Company since 1987. A representative of Maggart & Associates, P.C. is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she so desires, and is expected to be available to respond to appropriate questions.

During the fiscal years ended December 31, 2018 and December 31, 2017, the Company incurred the following fees for services provided by Maggart & Associates, P.C.:

	2018	2017

Audit Fees:(a)	$290,504	$247,179
Audit-Related Fees:(b)	$32,210	$71,719
Tax Fees:(c)	$1,944	$1,900

Other Fees:	$—	$—

_____________________________

(a)
Includes fees related to the annual independent audit of the Company’s financial statements, reviews of the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q and fees related to the audit of the effectiveness of the Company’s internal control over financial reporting, as required by Section 404 of the Sarbanes Oxley Act of 2002.

(b)
Includes fees related to the audit of the Company’s 401(k) plan, the Bank’s U.S. Department of Housing and Urban Development audit, asset liability review, and the audit of the Bank’s investment center.

(c)	Includes fees related to the preparation of the Company’s tax returns and other tax-related assistance.

The Audit Committee considered these fees and concluded that the performance of these non-audit services was consistent with Maggart & Associates, P.C.’s independence.

The Audit Committee also has adopted a formal policy concerning approval of audit and non-audit services to be provided by the independent auditor to the Company. The policy requires that all services Maggart & Associates, P.C., the Company’s independent auditor, may provide to the Company, including audit services and permitted audit-related and non-audit services, be pre-approved by the Audit Committee. The Audit Committee pre-approved all audit and non-audit services provided by Maggart & Associates, P.C. during fiscal 2018.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF MAGGART & ASSOCIATES, P.C. AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2019.

PROPOSAL 3 - OTHER MATTERS

The Board of Directors is not aware of any other matters which may be brought before the Annual Meeting. However, if any matter other than the proposed matters properly comes before the meeting for action, proxies will be voted for such matters in accordance with the best judgment of the persons named as proxies.

AUDIT COMMITTEE REPORT FOR 2018

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors of the Company. Management has the primary responsibility for the financial statements and the reporting process. The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles.

In this context, the Audit Committee has reviewed and discussed with management and the Company’s independent registered public accounting firm the audited financial statements. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301. In addition, the Audit Committee has received from the Company’s independent registered public accounting firm the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and discussed with it, the firm’s independence from the Company and its management. The Audit Committee has considered whether the independent registered public accounting firm provision of non-audit services to the Company is compatible with maintaining the registered public accounting firm’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors, and the Company’s Board of Directors has approved, that the Company’s consolidated audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, for filing with the SEC.

James F. Comer, Chairman
Robert H. Goodall, Jr.
James Anthony Patton

The foregoing report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

EXECUTIVE COMPENSATION

Risk Assessment of Compensation Policies

The Board of Directors of the Company and the Bank has reviewed the Company’s and the Bank’s compensation policies as generally applicable to their employees and believes that their policies do not encourage excessive and unnecessary risk taking, and that the level of risk that they do encourage is not reasonably likely to have a materially adverse effect on the Company or the Bank.

Compensation Discussion and Analysis

Compensation Policy and Philosophy. Decisions with respect to compensation of the Company’s and the Bank’s executive officers, including the Chief Executive Officer and the other Named Executive Officers, as identified in the Summary Compensation Table, for fiscal year 2018 were made by the Board of Directors of the Company and the Bank based upon recommendations by the Personnel Committee. Decisions regarding the non-equity compensation of the Company’s and the Bank’s executive officers that are not Named Executive Officers are made by the Chief Executive Officer in consultation with such officer’s supervisor. For these officers, the Chief Executive Officer is responsible for establishing the framework for how these individuals are compensated. The components of compensation of executive officers consist of a base salary, an annual cash incentive opportunity, amounts contributed (and earnings) under the executive officer’s Executive Salary Continuation Agreement (except for Mr. Oakley, who does not have an Executive Salary Continuation Agreement) prior to the freezing of the accrual of benefits under these agreements effective October 1, 2012, and thereafter under the SERP Agreements (as defined below) entered into in 2012, 2015, and 2016 and matching and profit-sharing contributions under the Company’s 401(k) plan (as well as health and disability insurance and other non-cash benefits similar to those of all employees of the Bank or Company). At times, these executive officers have also been awarded equity-based compensation in the form of time vested stock options or, as was the case in 2016 and 2018, cash-settled stock appreciation rights (“SARs”); however, the Personnel Committee and the Chief Executive Officer have historically focused on cash-based compensation that is currently paid out, using stock options and other equity-based awards primarily in connection with promotions or changes in duties. In 2018, Messrs. McDearman and Oakley were awarded stock options and Mr. McDearman was also awarded cash-settled SARs in recognition of each of them taking on additional responsibilities following the retirement of Elmer Richerson. In addition, as described in more detail below, the Company paid a special mid-year cash bonus to all employees in 2018, including the Named Executive Officers. The Company utilizes the Executive Salary Continuation Agreements and the SERP Agreements, each as described in more detail below, to provide for post-retirement or other post-termination payments to the Named Executive Officers. No member of the Personnel Committee served as an officer or employee of the Company or of any of its subsidiaries during 2018.

The overarching policy of the Personnel Committee and the Board of Directors in determining executive compensation, including the compensation of the Chief Executive Officer, is to attract and retain the highest quality talent to lead the Company and to reward key executives based upon their individual performance and the performance of the Bank and the Company. The Personnel Committee evaluates both performance and compensation to ensure that the Company and the Bank maintain their ability to attract and retain superior employees in key positions and that compensation packages provided to key employees remain competitive relative to the compensation paid to similarly situated executives of peer companies. The Personnel Committee believes that providing incentives to and rewarding the performance of the Company’s and the Bank’s executive officers enhances the profitability of the Company. To that end, the Personnel Committee believes that the compensation paid to the Company’s and the Bank’s executive officers should include base salary and a significant cash incentive opportunity designed to reward performance as measured against established goals. The Personnel Committee has not historically utilized equity-based compensation as a significant component of the compensation paid to the Named Executive Officers, but, as described above, utilized equity-based awards in 2016 and, in certain instances, again in 2018. The Personnel Committee may utilize equity-based awards more in the future in connection with, but not limited to, promotions or changes in duties.

Executive compensation programs impact all employees by setting general levels of compensation and helping to create an environment of goals, rewards and expectations. Because we believe the performance of every employee is important to our success, we are mindful of the effect of executive compensation and incentive programs on all of our employees.
Say on Pay Vote. At our 2017 Annual Meeting of Shareholders, we held our triennial shareholder advisory vote on the compensation of our Named Executive Officers and our shareholders overwhelmingly approved our fiscal year 2016 executive compensation program. Of the 5,826,560 votes cast, 5,561,688, or 95.5%, were cast in favor of approval. The

Personnel Committee has considered the results of the vote on our 2016 executive compensation program and concluded that the shareholders support the Company’s compensation policies and procedures which the Personnel Committee believes provide a competitive pay-for-performance package that effectively incentivizes our Named Executive Officers and encourages long-term retention. The Company’s strong financial performance in fiscal year 2018 reinforces the Personnel Committee’s view that our executive compensation program is achieving its objectives, and the Board and the Personnel Committee made no significant changes to the program during the year. The Personnel Committee will continue to consider shareholder views about our core compensation principles and objectives, including the results of future say-on-pay votes, when determining executive compensation.
Base Salary. Each year the Personnel Committee reviews and approves a base salary for Mr. Clemons taking into account several factors, including prior year base salary, responsibilities, tenure, performance, salaries paid to chief executive officers of other financial institutions of a similar size in similar markets, the Bank’s overall pay scale, including retirement benefits payable to Mr. Clemons, and the Bank’s recent performance. Taking these factors into consideration, the Personnel Committee approved an increase of 13.3% to the 2018 base salary of Mr. Clemons when compared to 2017.In setting the base salaries of the other Named Executive Officers, the Personnel Committee considers the recommendations of Mr. Clemons, who makes his recommendations regarding these salaries based on many of the same factors as are considered by the Personnel Committee in setting Mr. Clemons’s base salary. Based on those criteria, the Personnel Committee approved a 26.6% increase to the 2018 base salary of Mr. McDearman, a 3% increase to the 2018 base salary of Mr. Whitaker, a 5% increase to the 2018 base salary of Mr. Oakley, and a 5% increase to the 2018 base salary of Ms. Pominski. The increase in Mr. Clemons’ and Mr. McDearman’s salary was primarily due to the Board of Directors eliminating fees for service on the Board of Directors in the amount of $48,000 for each of Mr. Clemons and Mr. McDearman and instead paying more in base salary to each individual beginning in 2018. For 2018, Mr. McDearman’s base salary also increased in connection with his taking over the role of Executive Vice President of the Company and President of the Bank on January 1, 2018.

Annual Cash Incentive. Messrs. Clemons, McDearman, and Whitaker are eligible for an annual cash incentive payment, which we refer to as a bonus, pursuant to a percentage formula recommended by the Personnel Committee and approved by the Board of Directors that is based upon the Bank’s estimated after tax earnings for the fiscal year as of the date the bonus is paid. In 2018, Mr. Clemons was eligible for a cash incentive payment equal to 1.29% of the Bank's estimated after tax earnings, while Mr. McDearman was eligible for a cash incentive payment equal to .75% of the Bank's estimated after tax earnings. In total, Mr. Clemons and Mr. McDearman were paid cash incentive payouts totaling $419,265 and $244,087, respectively based on the estimated performance of the Bank in 2018 as of the December 6, 2018 payment date. In 2018, Mr. Whitaker was eligible for a cash incentive payment equal to .49% of the Bank’s estimated after tax earnings. Mr. Whitaker was paid a cash incentive payment totaling $159,320 based on the estimated performance of the Bank in 2018 as of the December 6, 2018 payment date. Though the structure of the annual cash incentive program for Messrs. Clemons and Whitaker was similar to the structure utilized in 2017, the percentage payouts that each Named Executive Officer could earn were lower in 2018 than in 2017 on account of the increased earnings potential of the Bank as a result of the reduction in the federal statutory corporate tax rate from 35% to 21% resulting from the Tax Cuts and Jobs Act, which was passed in December 2018. Mr. McDearman’s payout as a percentage of estimated after tax earnings was greater in 2018 than in 2017 as a result of his assumption of the duties of Executive Vice President of the Company and President of the Bank on January 1, 2018, though, in light of the reduction in the federal corporate tax rate resulting from passage of the Tax Cuts and Jobs Act, his payout percentage was lower than the percentage payout for the Bank’s prior president that retired as of December 31, 2017. The Bank’s estimated after tax earnings as of December 6, 2018 were $32.4 million.

Ms. Pominski and Mr. Oakley were eligible for, and received, a cash incentive payment determined by the return on assets (“ROA”) performance of the Bank, which payment was calculated on a basis consistent with the Bank’s other employees other than Messrs. Clemons, Whitaker, and McDearman whose cash incentive payments were calculated as described above. ROA is the quotient of the Bank’s 2018 net earnings divided by the Bank’s average assets for 2018. For 2018, the ROA targets and related cash incentive payouts as a percentage of the base salary of both Ms. Pominski and Mr. Oakley were as follows:

ROA Target	% Base Salary Payout
1.10%	14.0%
1.15%	15.0%
1.20%	16.0%
1.25%	17.0%
1.30%	18.0%
1.35%	19.0%
1.40%	20.0%
1.45%	21.0%
1.50%	22.0%

Ms. Pominski and Mr. Oakley were each paid cash incentive payments totaling $43,140 and $40,147, respectively, or 19.0% of their base salary, based on the Bank’s estimated ROA of 1.35% in 2018 as of the December 6, 2018 payment date. The base salary percentage payouts for the various ROA targets for Ms. Pominski and Mr. Oakley were increased in 2018 from 2017 to align their incentive opportunities with the opportunity for increased performance and earnings by the Company in 2018 as a result of the Tax Cuts and Jobs Act.

Special Mid-year Bonus. In 2018, in consideration of the Company’s performance for the first half of 2018, the Board approved the payment of a special cash bonus of $1,300 to every employee, including each Named Executive Officer. The cash bonuses were paid on May 25, 2018.

Equity-based Compensation. Periodically, the Named Executive Officers are awarded equity-based compensation, that in the past has taken the form of stock options and/or cash-settled SARs. These awards, though not historically a routine part of the Company’s Named Executive Officers’ compensation program, have been awarded when an executive has been promoted or experienced an increase in his or her duties. In 2018, the Board of Directors approved stock option grants to each of Messrs. McDearman and Oakley and a cash-settled SAR award to Mr. McDearman, in each case, as a result of those officers’ promotion or assumption of additional duties in 2018 following the retirement of Elmer Richerson, the Bank’s President, on December 31, 2018. In 2018, Mr. McDearman was awarded 2,500 stock options and 2,500 cash-settled SARs that, in both cases, vest in 20% increments over five years. Mr. Oakley was awarded 1,667 stock options in 2018 that also vest in 20% increments over five years.

401(k) Plan and Profit Sharing Contributions. All employees, including our Named Executive Officers and other executive officers participating in the Bank’s 401(k) Plan, receive a matching grant of $.35 from the Bank for each one dollar ($1) up to a maximum of 6% of the amount contributed each year by the employee to his or her 401(k) account. No employee was entitled to contribute more than $24,000 in 2018. The Bank historically has also contributed additional funds into each employee’s 401(k) account under a profit-sharing arrangement. During 2018 Messrs. Clemons, McDearman, Whitaker and Oakley and Ms. Pominski received contributions under the 401(k) Plan and profit sharing arrangement totaling in the aggregate $26,400, $26,400, $26,400, $24,245 and $26,022, respectively, as compared to $25,920, $25,920, $25,920, $22,246 and $24,579, respectively, in 2017.

Post-Termination Benefits. The Bank has entered into Executive Salary Continuation Agreements with certain of its senior executive officers, including Messrs. Clemons, McDearman and Whitaker and Ms. Pominski, which agreements were amended on December 30, 2008, November 23, 2012, and September 26, 2016. As discussed below, the Bank has not entered into an Executive Salary Continuation Agreement with Mr. Oakley. The Executive Salary Continuation Agreements were amended during 2008 to bring the agreements into compliance with the requirements of Internal Revenue Code Section 409A, along with simplifying the calculation of the benefits received at retirement. In November 2012, each of the Named Executives Officers, other than Mr. Oakley, and the Bank entered into an amendment to the Named Executive Officers’ Executive Salary Continuation Agreements (the “Frozen Plans”) which at the time froze future benefit accruals thereunder as of October 1, 2012. In addition, in November 2012, each of the Named Executive Officers and the Bank entered into SERP Agreements for the benefit of the Named Executives Officers effective as of October 1, 2012, which agreement with Mr. Oakley was amended as described below (the “2012 SERP Agreements”). On May 22, 2015, additional SERP Agreements were entered into with Messrs. Whitaker, McDearman, Oakley and Clemons and Ms. Pominski (the “2015 SERP Agreements” and together with the 2012 SERP Agreements, the “SERP Agreements”). On September 26, 2016, the Executive Salary Continuation Agreements were amended to extend the period of benefit payments regarding the Executives’ retirement following age 65 under the Executive Salary Continuation Agreements such that benefits payable thereunder will continue following 180 months of payments for the life of the recipient if the recipient is still alive when the 180th payment is made. The 2015 SERP Agreements were entered into on May 22, 2015 for the purpose of making the normal retirement benefit for all executives officers equal to 30% of base salary.

In connection with entering into the amendments for the Frozen Plans in 2012, the Company discovered that due to an oversight Mr. Oakley’s Executive Salary Continuation Agreement had not been executed. To rectify this oversight, the Company and Mr. Oakley entered into an amendment to his 2012 SERP Agreement to increase the benefits payable to him thereunder in each termination scenario other than disability by an amount necessary to place Mr. Oakley in the same position as if his Executive Salary Continuation Agreement had been executed as the other executive officers with respect to the targeted percentage of base salary to be provided to him and the length of time he would be entitled to receive payments following various termination scenarios.

The Executive Salary Continuation Agreements and the SERP Agreements are unfunded arrangements maintained primarily to provide supplemental retirement benefits. The primary impetus for freezing the Executive Salary Continuation Agreements and establishing the 2012 SERP Agreements involved a net decrease in compensation expense for the Bank of approximately $1.9 million over the life of the Frozen Plans as well as similar agreements with Elmer Richerson, the former President of the Bank.

The Frozen Plans froze the accrual of benefits under the Executive Salary Continuation Agreements so that no additional benefits (including disability and death benefits thereunder) could be accrued under the Executive Salary Continuation Agreements, as amended, on or after October 1, 2012, and clarified that the frozen disability benefit under each of the Executive Salary Continuation Agreements, as amended, would be paid until the applicable Named Executive Officer’s normal retirement age at which time such benefit would be reduced to the normal retirement benefit provided for under the applicable Executive Salary Continuation Agreement, as amended, for the remaining benefit payment period for the normal retirement benefit. The 2016 amendments to the Executive Salary Continuation Agreements for the Named Executive Officers result in accruals again being made to fund the portion of the benefits payable thereunder as a result of normal retirement for the months following the 180th month until the Executive’s death.

The SERP Agreements were entered into to provide certain supplemental nonqualified pension benefits to the Named Executive Officers in coordination with the then freezing of the benefits under the executive’s Executive Salary Continuation Agreement. The SERP Agreements when combined with the Executive Salary Continuation Agreements, as amended, or in the case of Mr. Oakley, solely his SERP Agreements, as amended, are designed to provide the Named Executive Officers with a targeted percentage of final salary for the remainder of each of the executive’s lives following their separation from service for normal or early retirement. The Bank purchased Flexible Premium Indexed Deferred Annuity Contracts in 2012 and 2015 as a way to fund the benefits under the SERP Agreements and in 2016 as a way to fund the benefits under the portion of the Executive Salary Continuation Agreements for the Named Executive Officers following 180 months of payments. The Executive Salary Continuation Agreements, as amended, and the SERP Agreements together provide for the payment of an annual cash benefit to each of the Named Executive Officers (or their beneficiaries) following the executive’s separation from service from the Bank under a variety of circumstances including both the executive’s voluntary termination of the executive’s employment with the Bank and the involuntary termination of the executive by the Bank without cause (except that the 2015 SERP Agreements do not provide for an early termination benefit). The payments are made partially from the Executive Salary Continuation Agreement, as amended, and partially under the SERP Agreements, except in the case of Mr. Oakley, for whom the payments are made completely from the SERP Agreements.

Upon a Named Executive Officer’s separation from service with the Bank for any reason other than death or disability after reaching age sixty-five (65), he or she is entitled to receive a percentage of his or her then current base salary from the Executive Salary Continuation Agreement, as amended, and the SERP Agreements payable in equal monthly installments for 180 months beginning the month following the month in which the executive’s retirement occurs, except that Mr. Oakley will only receive payments under his SERP Agreements. Following the end of the 180-month period, if the named Executive Officer’s employment was terminated as a result of normal retirement, this payment will continue for the remainder of the executive’s life. The targeted annual normal retirement benefit is a percentage of base salary payable to the Named Executive Officers in equal monthly installments upon such separation from service equal to 30% of his or her base salary for life commencing on the first full day of the month following the Named Executive Officer’s separation from service with the Bank. If the Named Executive Officer’s employment is terminated for any reason other than normal retirement, then payments under the Executive Salary Continuation Agreement will not extend beyond 180 months.

If a Named Executive Officer retires prior to reaching age 65, his or her retirement will be considered an “early retirement” under the Executive Salary Continuation Agreement, as amended, (other than Mr. Oakley, who does not have an Executive Salary Continuation Agreement) and the 2012 SERP Agreement if he or she has attained the age of 55 and has been continuously employed by the Bank for twenty (20) years. If a Named Executive Officer’s retirement qualifies as an “early retirement,” then he or she shall be entitled to receive a benefit equal to the executive’s then accrued balance under the Executive Salary Continuation Agreements, as amended, and the 2012 SERP Agreement, payable in equal monthly installments for 180 months beginning the month following the month in which the executive’s early retirement occurs, except that Mr. Oakley will only receive payments under his 2012 SERP Agreement. In the case of early retirement, following the end of the 180-month period, the 2012 SERP Agreement will continue a portion of the early retirement payments for the remainder of the executive’s life. In the event that the Named Executive Officer separates from service with the Bank prior to his or her reaching age 65 for any reason other than death or disability or a change in control, the 2015 SERP Agreement for the Named Executive Officer will terminate and such executive will not be entitled to any of the benefits under the 2015 SERP Agreement. Mr. McDearman and Ms. Pominski are entitled to an annual “early termination” benefit payable for 180 months under the Executive Salary Continuation Agreement, and each of Mr. McDearman, Mr. Oakley and Ms. Pominski is entitled to an annual “early termination” benefit payable for life under the 2012 SERP Agreement if his or her employment is terminated for any reason other than death, disability or retirement by the executive’s voluntary action or by the Bank other than for cause. At December 31, 2018, this annual benefit was $2,525 and $2,558 under the Executive Salary Continuation Agreement for Mr. McDearman and Ms. Pominski, respectively, and was $2,387, $2,022, and $3,987 under the 2012 SERP Agreement for Mr.McDearman, Mr. Oakley, and Ms. Pominski, respectively. These payments commence at normal retirement age under the Executive Salary Continuation Agreement and upon separation from service under the 2012 SERP Agreements. Each of Messrs. Clemons and Whitaker was eligible for early retirement as of December 31, 2018 and would not receive these “early termination benefits”.

In the event that a Named Executive Officer becomes disabled prior to reaching age 65, the Bank is obligated to pay to the executive an annual benefit equal to 60% of the Named Executive Officer’s base salary and bonus at the time of disability under the terms of the Executive Salary Continuation Agreement, as amended, and the 2012 SERP Agreement, payable in equal monthly installments until the Named Executive Officer’s 65th birthday, except that Mr. Oakley will only receive payments under his SERP Agreements. Following that date, the disability benefit under the Executive Salary Continuation Agreement is reduced to the Named Executive Officer’s normal retirement benefit under the Executive Salary Continuation Agreement for the number of months necessary for a total of 180 monthly payments to have been made to the Named Executive Officer thereunder, and the disability benefit under the 2012 SERP Agreement will be reduced to the normal retirement benefit under the 2012 SERP Agreement, which shall be paid annually for life thereunder. In addition, the Named Executive Officer is entitled to receive payment under the 2015 SERP Agreement in an amount equal to a percentage of his or her normal retirement benefit. The percentage of the Named Executive Officer’s normal retirement benefit payable is calculated based on the ratio of the account balance on the date of separation from service as a result of disability to the projected account balance at normal retirement age (65) multiplied by the amount payable at normal retirement age. This benefit will commence at normal retirement age and continue for the remainder of the Named Executive Officer’s life.

In the event that the Named Executive Officer dies before he or she has a separation from service with the Bank, his or her beneficiary is entitled to receive a payment equal to the amount of the liability that should at that time have been accrued by the Bank under generally accepted accounting principles for the Named Executive Officer under the Executive Salary Continuation Agreement and SERP Agreements (or in the case of Mr. Oakley, solely under the SERP Agreements) payable in a lump sum no later than thirty (30) days (or in the case of the 2015 SERP Agreement, 60 days) from the date of Named Executive Officer’s death. In addition, the Named Executive Officer’s beneficiary is entitled to receive under a split dollar life insurance arrangement (the “Split Dollar Benefit”) a death benefit the amount of which as of December 31, 2018 was approximately equal to $1,238,931, $372,957, $500,080, $371,846 and $270,702, in the case of Messrs. Clemons, McDearman, Whitaker and Oakley, and Ms. Pominski, respectively. In the event that the Named Executive Officer dies after retirement benefit payments have commenced under the Executive Salary Continuation Agreement and SERP Agreements, but before he or she has received 180 monthly payments, the Bank will continue to pay the Named Executive Officer’s beneficiary those payments until a total of 180 monthly payments have been made to the Named Executive Officer and/or his or her beneficiary.

In the event there is a change in control of the Bank, the normal retirement benefit under the Executive Salary Continuation Agreements and SERP Agreements becomes fully vested and will be paid to the Named Executive Officer in equal monthly installments for the remainder of his or her life, except that Mr. Oakley will only receive payments under his SERP Agreements. A change in control will be deemed to have occurred if a “change in ownership,” a “change in the effective control,” or a “change in the ownership of a substantial portion of the assets” of the Bank occurs, as such terms are defined in Treasury Regulation §1.409A-3(i)(5) or any subsequent, applicable Treasury Regulation.

Additional Life Insurance Benefits. On April 14, 2014, the Bank entered into an Executive Survivor Income Agreement (the “Executive Survivor Income Agreement”), with each of Messrs. Whitaker, McDearman and Oakley and Ms. Pominski and a Director Survivor Income Agreement (the “Director Survivor Income Agreement”) with Mr. Clemons. The Executive Survivor Income Agreements and the Director Survivor Income Agreement were entered into to encourage the Named Executive Officers to remain in service to the Bank by the Bank providing certain survivor income benefits to designated beneficiaries if the Named Executive Officer dies prior to the termination of his or her employment, in the case of Messrs. Whitaker, Oakley and Mr. McDearman and Ms. Pominski, or service on the Bank’s Board of Directors in, the case of Mr. Clemons.
In the event that Messrs. McDearman, Whitaker or Oakley or Ms. Pominski is removed from office with cause or Mr. Clemons is removed from the Board of Directors or any Named Executive Officer is permanently prohibited from participating in the Bank’s activities by an order of the Bank’s regulators, or terminated for “cause”, in each case prior to such person’s death, all obligations of the Bank under the Executive Survivor Income Agreement or Director Survivor Income Agreement, as applicable, shall terminate. Cause under these agreements means the Bank has terminated the Named Executive Officer’s employment or service on the Board of Directors, as applicable, for any of the following reasons: (i) gross negligence or gross neglect of duties; (ii) commission of a felony or of a gross misdemeanor involving moral turpitude; or (iii) fraud, disloyalty, or willful violation of any law or significant Bank policy committed in connection with the Named Executive Officer’s employment or service on the Board, as applicable, and resulting in an adverse effect on the Bank.
The amounts payable to the Named Executive Officers’ beneficiary under the Executive Survivor Income Agreements or the Director Survivor Income Agreement, as applicable, vary and, in some instances, are reduced based on the age of the Named Executive Officer at the time his or her employment or service on the Board of Directors is terminated. As of December 31, 2018, the amount payable under the agreements with each of the Named Executive Officers was $400,000. The Bank will pay the benefits due under the Executive Survivor Income Agreements and the Director Survivor Income Agreement from its general assets, but only so long as one of the Bank’s general assets is an enforceable life insurance policy on the Named Executive Officer’s life that was issued by Massachusetts Mutual Life Insurance Company and Midland National Life Insurance Company.

Health Insurance Benefits. In 2018, the Company began paying the employee portion of the premiums under the Company’s health insurance plan for each of Mr. Clemons and Mr. McDearman at a cost of $11,791 and $17,041, respectively, in 2018. The Company anticipates that it will continue providing this benefit for Messrs. Clemons and McDearman, and will extend the benefit to the other Named Executive Officers, in 2019.

Fuel Allowance. In addition to the above-described compensation, the Company provides a company owned car for each of Messrs. Clemons, McDearman, and Whitaker, each of whom is entitled to also use such car for personal use. The Company provides a fuel allowance for such personal use based on the amount of miles driven for personal use multiplied by the affective federal mileage reimbursement rate. In 2018, these allowances totaled $1,489, $1,644, and $1,952 for each of Messrs. Clemons, McDearman, and Whitaker, respectively. Mr. Oakley was provided an auto allowance for 2018 totaling $6,000 for business use of his personal vehicle.

2019 Base Salary Adjustment. For 2019, base salaries have been set at $545,373, $410,900, $266,575, $216,300, and $237,038 for Messrs. Clemons, McDearman, Whitaker and Oakley, and Ms. Pominski, respectively.

Section 162(m). Section 162(m) of the Code limits the Company’s ability to deduct certain compensation in excess of $1 million paid to the Company’s Chief Executive Officer and the Company’s other Named Executive Officers; however, for 2017 and prior years, this limitation did not apply to compensation that qualified under applicable regulations as “performance-based.” In December 2017, the Tax Cuts and Jobs Act was enacted. Under the Tax Cuts and Jobs Act, the qualified performance-based compensation exception to Section 162(m) that generally provided for the continued deductibility of performance-based compensation was repealed, effective for tax years commencing on or after January 1, 2018. Accordingly, commencing with the fiscal year ending December 31, 2018, compensation to the Named Executive Officers in excess of $1,000,000 (excluding performance-based compensation that meets the requirements of Section 162(m) that was awarded pursuant to a binding agreement in effect as of November 2, 2017) is generally not deductible. The Company has not historically sought to qualify the Company’s annual cash incentive payments as performance-based compensation in light of the fact that the total compensation paid to the Company’s Named Executive Officers has not historically significantly exceeded $1 million. As a result, the removal of the performance-based compensation exemption has not had a significant impact on the Company’s results of operations and financial condition.

Going forward, as the Named Executive Officers’ compensation increases, the Company’s Board of Directors and Personnel Committee will consider the deductibility limitations of Section 162(m) when establishing the Named Executive

Officers’ compensation opportunities, but other considerations, such as providing the Company’s Named Executive Officers with competitive and adequate incentives to remain with the Company and increase the Company’s business operations, financial performance and prospects, as well as rewarding extraordinary contributions, will also significantly factor into the Board of Directors’ and Personnel Committee’s decisions. In this regard, the Personnel Committee and the Board of Directors each believes that shareholder interests are best served if the Personnel Committee and Board of Directors each retains discretion and flexibility in awarding compensation to the Company’s Named Executive Officers, and the Personnel Committee and Board of Directors may from time to time approve payment of compensation that is outside the deductibility limitation of Section 162(m).

Personnel Committee Report On Executive Compensation

The Personnel Committee has reviewed and discussed the Compensation Discussion and Analysis (the “CD&A”) for the year ended December 31, 2018 with management. In reliance on the reviews and discussions referred to above, the Personnel Committee recommended to the Boards of Directors of the Company and the Bank, and each of the Boards of Directors has approved, that the CD&A be included in the proxy statement for the Annual Meeting.

J. Anthony Patton, Chairman
James F. Comer
Robert H. Goodall, Jr.
The foregoing report of the Personnel Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this report by reference therein, and shall not otherwise be deemed filed under such acts.

Employment Agreements

The Company does not have employment agreements with any of its personnel, including the Named Executive Officers. However, the Company has entered into non-competition agreements with its Named Executive Officers and other employees, which would prevent such persons in most circumstances, from competing with the Bank for one (1) year following their termination. In addition, these persons are parties to Executive Salary Continuation Agreements, SERP Agreements and equity incentive plans, the benefits of which would cease to accrue upon the termination of the person’s employment with the Company or the Bank.

Potential Payments Upon Termination or Change in Control

For a discussion of the amounts payable under each of the Named Executive Officer’s Executive Salary Continuation Agreement (other than Mr. Oakley, who is not a party to an Executive Salary Continuation Agreement) and SERP Agreements in the event that a Named Executive Officer’s employment terminated on account of disability, retirement, death or early termination voluntarily by the executive in the case of Mr. McDearman, Mr. Oakley and Ms. Pominski (who were not eligible for early retirement as of December 31, 2018) or by the Bank without cause in the case of each the Named Executive Officers see the discussion beginning on page 18 above.
The payment of benefits under the Executive Salary Continuation Agreements, as amended, is contingent on the Named Executive Officer not competing with the Bank for one (1) year after termination of employment. In the event there is a change in control of the Bank, the normal retirement benefit under the Executive Salary Continuation Agreements, as amended, and the SERP Agreements becomes fully vested without regard to the non-competition agreement and will be paid in equal monthly installments commencing thirty (30) days following the change in control and continuing for the remainder of the executive’s life, except that Mr. Oakley will only receive payments under his SERP Agreements. A change in control will be deemed to have occurred if a “change in ownership,” a “change in the effective control,” or a “change in the ownership of a substantial portion of the assets” of the Bank occurs, as such terms are defined in Treasury Regulation §1.409A-3(i)(5) or any subsequent, applicable Treasury Regulation.

At December 31, 2018, the accrual balance, vested balance for purposes of early retirement benefits, and percentage vested for purposes of early retirement benefits for each of the Named Executive Officers was as follows:

Named Executive Officer	Accrual Balance at December 31, 2018	Vested Balance at December 31, 2018	Percent Vested at December 31, 2018

J. Randall Clemons	$1,499,156	$1,499,156	100%
John McDearman(1)	89,618	—	—
Gary Whitaker	460,038	460,038	100%
Clark Oakley(1)	49,926	—	—
Lisa Pominski(1)	122,810	—	—

(1) None of Mr. McDearman, Mr. Oakley or Ms. Pominski was eligible for early retirement as of December 31, 2018.

The Bank has purchased life insurance policies or other assets to provide the benefits payable to the Named Executive Officers and other executive officers that are a party to Executive Salary Continuation Agreements, as amended, and the SERP Agreements with the Bank. These insurance policies are the sole property of the Bank and are payable to the Bank. At December 31, 2018, the total liability of the Bank to the Named Executive Officers under the Executive Salary Continuation Agreements, as amended, and the SERP Agreements totaled $2,167,940 while the cash surrender value and face amount of the policies associated with these Named Executive Officers totaled approximately $6,124,689 and $8,874,821, respectively.

In the event that there was a change in control of the Company on December 31, 2018, all outstanding options and stock appreciation rights that were then unvested would have vested. At that date, Messrs. Clemons, McDearman, Whitaker and Oakley and Ms. Pominski held 2,300, 5,900, 1,416, 2,867, and 1,150 unvested stock options and 4,500, 2,500, 2,250, 1,000 and 2,250 unvested cash-settled SARs, respectively. Accelerated vesting of stock option and cash-settled SARS amounts are calculated as the difference between the sales price of our Common Stock on December 31, 2018 (or the date closest to December 31, 2018 on which the Company's Common Stock traded and of which the Company has knowledge) ($49.75 per share) and the respective exercise prices of in-the-money unvested stock options and cash-settled SARs. Therefore, the value of these unvested options and cash-settled SARs (the closing sales price less the exercise price) was $74,152, $48,824, $39,029, $29,296 and $36,324, respectively for Messers. Clemons, McDearman, Whitaker and Oakley and Ms. Pominski.

Had a Named Executive Officer died on December 31, 2018, his or her designated beneficiary would have been entitled to receive a payment of $400,000 from the Bank pursuant to the terms of the Named Executive Officer’s Executive Survivor Income Agreement or the Director Survivor Income Agreement, as applicable, and the Split-Dollar Benefit described above.

Had a Named Executive Officer been terminated on December 31, 2018, such officer would have received the full amount of his or her annual cash incentive payment earned for the year ended December 31, 2018. These amounts are reflected in the Summary Compensation Table below.

2018 Summary Compensation Table

The following table provides information as to annual, long-term or other compensation during the 2016, 2017 and 2018 fiscal years for Mr. Clemons, the Company’s Chief Executive Officer, Ms. Pominski, the Company’s Chief Financial Officer, and the three (3) most highly compensated executive officers of the Company or the Bank other than the Chief Executive Officer and Chief Financial Officer with total compensation over $100,000 for the year ended December 31, 2018.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compen-sation ($)	Change in Pension Value and Nonqualified Deferred Compen-sation Earnings(3) ($)	All Other Compensation(4)(5)(6) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

J. Randall Clemons, President and Chief Executive Officer of the Company and Chief Executive Officer of the Bank	2018 2017 2016	510,260 450,260 432,942	1,300 — —	— — —	— — 128,822	419,265 419,265 380,485	37,470 91,499 178,102	61,822 95,009 92,219	1,030,117 1,056,033 1,212,570

Lisa Pominski, Chief Financial Officer of the Company and the Bank	2018 2017 2016	226,618 217,481 180,873	1,300 — —	— — —	— — 64,411	43,140 38,550 45,622	21,181 19,267 17,360	28,469 26,731 23,628	320,708 302,029 331,904

John C. McDearman III, Executive Vice President of the Company and President of the Bank	2018 2017 2016	367,000 293,346 263,510	1,300 — —	— — —	74,840 — 59,222	244,087 195,657 144,584	13,638 12,488 11,364	46,614 28,983 28,398	747,479 530,474 507,078

Gary Whitaker, Executive Vice President of the Bank	2018 2017 2016	258,811 251,273 243,954	1,300 — —	— — —	— — 64,411	159,320 159,321 144,584	66,216 60,940 53,126	34,752 33,767 32,964	520,399 505,301 539,039

Clark Oakley, Executive Vice President and Chief Operating Officer of the Bank	2018	212,423	1,300	—	24,864	40,147	9,662	31,889	320,285
______________________

(1)	In 2018, the Company paid a special cash bonus of $1,300 to every employee, including the Named Executive Officers.

(2)
The amounts in the column captioned “Option Awards” reflect the aggregate grant date fair value of $11.84 per option and $13.23 per cash-settled SAR for awards of stock options and cash-settled SARs as of the date of grant in accordance with FASB ASC Topic 718, Compensation - Stock Compensation, based on an expected term of ten years for cash-settled SARs and an expected term of seven years for stock option awards. For a description of the assumptions used by the Company in valuing these awards for the fiscal year ended December 31, 2018, please see “Note 18 - Equity Incentive Plan” to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018. Each of Messrs. Clemons and Whitaker and Ms. Pominski were granted 2,500, 1,250 and 1,250 stock options in 2016, respectively, and 7,500, 3,750 and 3,750 cash-settled SARs in 2016, respectively. Mr. McDearman was granted 5,000 stock options in 2016. Messrs. McDearman and Oakley were granted 2,500 and 1,667 stock options, respectively, and Mr. McDearman was also awarded 2,500 cash-settled SARs in 2018.

(3)	Represents the change in the actuarial present value of the accumulated benefit of the Executive Salary Continuation Agreements, as amended, and SERP Agreements.

(4)
Represents for fiscal year 2016 (i) the Company’s matching grants under the Company’s 401(k) Plan and contributions under the Company’s profit sharing plan in the amounts of $25,440 for Mr. Clemons; $21,743 for Ms. Pominski; $25,440 for Mr. McDearman; and $25,440 for Mr. Whitaker; (ii) Board of Director fees for the Company of $27,600 and the Bank of $20,400 for Mr. Clemons; (iii) fuel allowance for personal use of a Company owned car in the amount of $1,529 for Mr. Clemons; $1,659 for Mr. McDearman; and $1,996 for Mr. Whitaker; and (iv) the value of premiums paid in the amounts of $17,250, $1,895, $1,299, and $5,528 for Mr. Clemons, Ms. Pominski, Mr. McDearman, and Mr. Whitaker, respectively, in relation to the Company's bank owned life insurance plan.

(5)
Represents for fiscal year 2017 (i) the Company’s matching grants under the Company’s 401(k) Plan and contributions under the Company’s profit sharing plan in the amounts of $25,920 for Mr. Clemons; $24,579 for Ms. Pominski; $25,920 for Mr. McDearman; and $25,920 for Mr. Whitaker; (ii) Board of Director fees for the Company of $27,600 and the Bank of $20,400 for Mr. Clemons; (iii) fuel allowance for personal use of a Company owned car in the amount of $1,489 for Mr. Clemons; $1,644 for Mr. McDearman; and $1,952 for Mr. Whitaker; and (iv) the value of premiums paid in the amounts of $19,600, $2,152, $1,419, and $5,895 for Mr. Clemons, Ms. Pominski, Mr. McDearman, and Mr. Whitaker, respectively, in relation to the Company's bank owned life insurance plan.

(6)
Represents for fiscal year 2018 (i) the Company’s matching grants under the Company’s 401(k) Plan and contributions under the Company’s profit sharing plan in the amounts of $26,400 for Mr. Clemons; $26,022 for Ms. Pominski; $26,400 for Mr. McDearman; $26,400 for Mr. Whitaker; and $24,245 for Mr. Oakley; (ii) health insurance premiums of $11,791 for Mr. Clemons and $17,041 for Mr. McDearman; (iii) fuel allowance for personal use of a Company owned car in the amount of $1,489 for Mr. Clemons;

$1,643 for McDearman; $1,952 for Mr. Whitaker; and an auto allowance of $6,000 for Mr. Oakley; and (iv) the value of premiums paid in the amounts of $22,142, $2,448, $1,530, $6,400 and $1,644 for Mr. Clemons, Ms. Pominski, Mr. McDearman, Mr. Whitaker and Mr. Oakley, respectively, in relation to the Company's bank owned life insurance plan.

Grants of Plan-Based Awards for Fiscal 2018

The following table summarizes certain information regarding grants of plan-based awards to the Named Executive Officers in 2018:

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Under-lying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
(a)	(b)(4)	Threshold ($) (c)	Target ($) (d)(1)(2)(3)	Maximum ($) (d)	Threshold ($) (f)	Target ($) (g)	Maximum ($) (h)	(#) (i)	(#) (j)(4)	($/Sh) (k)	(l)(5)
J. Randall Clemons	—	—	420,565	—	—	—	—	—	—	—	—
Lisa Pominski	—	31,605	43,140	49,665	—	—	—	—	—	—	—
John C. McDearman III	6/27/2018 6/27/2018 —	— — —	— — 245,387	— — —	— — —	— — —	— — —	— — —	2,500 2,500 —	47.25 47.25 —	37,420 37,420 —
Gary Whitaker	—	—	160,620	—	—	—	—	—	—	—	—
Clark Oakley	5/18/2018 —	— 29,400	— 40,147	— 46,200	— —	— —	— —	— —	1,667 —	46.00 —	24,864 —

(1)
Mr. Clemons and Mr. McDearman were eligible for a cash incentive payment equal to 1.29% and .75%, respectively, of the Bank’s estimated after tax earnings for fiscal 2018 as of December 6, 2018, the date the executive was paid his cash incentive payment. Mr. Clemons and Mr. McDearman were paid cash incentive payments of $419,265 and $244,087, respectively, for the fiscal year ended December 31, 2018.

(2)
Mr. Whitaker was eligible for a cash incentive payment equal to .49% of the Bank’s estimated after tax earnings for fiscal 2018 as of December 6, 2018, the date the executive was paid his cash incentive payment. Mr. Whitaker was paid a cash incentive payment of $159,320 for the fiscal year ended December 31, 2018.

(3)
Ms. Pominski and Mr. Oakley were eligible for a cash incentive payment determined by the estimated ROA performance of the Bank in fiscal 2018. Based on the Bank’s estimated ROA of 1.35% in 2018 as of December 6, 2018, Ms. Pominski and Mr. Oakley were each paid a cash incentive payment of 19.0% of their base salary or $43,140 and $40,147, respectively.

(4)
Each of Messrs. McDearman and Oakley were granted 2,500 and 1,667 stock options in 2018, respectively, and Mr. McDearman was also granted 2,500 cash-settled SARs in 2018. The stock options and cash-settled SARs vest in 20% increments on each anniversary for the first five (5) years of the ten (10) year term.

(5)
The amounts in the column (l) reflect the aggregate grant date fair value of $14.97 for awards of stock options and cash-settled SARs as of the date of grant in accordance with FASB ASC Topic 718, Compensation - Stock Compensation. For a description of the assumptions used by the Company in valuing these awards for the fiscal year ended December 31, 2018, please see “Note 18 - Equity Incentive Plan” to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

Outstanding Equity Awards at 2018 Fiscal Year-End

The following table sets forth certain information with respect to outstanding equity awards at December 31, 2018.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
J. Randall Clemons	—	800(1)	—	28.31	01/01/2020	—	—	—	—
	3,000	4.500(2)	—	40.25	09/26/2026	—	—	—	—
	—	1,500(3)	—	40.25	09/26/2026	—	—	—	—
John C. McDearman III	433	400(1)	—	30.19	06/01/2021	—	—	—	—
	—	2,500(2)	—	47.25	06/27/2028	—	—	—	—
	2,000	3,000(3)	—	40.25	09/26/2026	—	—	—	—
	—	2,500(3)	—	47.25	06/27/2028	—	—	—	—
Lisa Pominski	—	400(1)	—	30.19	01/01/2021	—	—	—	—
	1,500	2,250(2)	—	40.25	09/26/2026	—	—	—	—
	400	750(3)	—	40.25	09/26/2026	—	—	—	—
Gary Whitaker	—	666(1)	—	33.94	11/21/2023	—	—	—	—
	1,500	2,250(2)	—	40.25	09/26/2026	—	—	—	—
	500	750(3)	—	40.25	09/26/2026	—	—	—	—
Clark Oakley	800	200(1)	—	28.31	01/01/2020	—	—	—	—
	666	1,000(2)	—	40.75	12/29/2026	—	—	—	—
	667	1,000(3)	—	40.75	12/29/2026	—	—	—	—
	—	1,667(3)	—	46.00	05/18/2028	—	—	—	—

______________________

(1)	The options that expire in 2020, 2021 and 2023 vest in 10% increments on each anniversary of the ten (10) year term.

(2)	Represents cash-settled SARs granted in 2016 and 2018 that vest in 20% increments on each anniversary for the first five (5) years of the ten (10) year term.

(3)	Represents options granted in 2016 and 2018 that vest in 20% increments on each anniversary for the first five (5) years of the ten (10) year term.

Option Exercises and Stock Vested for Fiscal 2018

The following table provides information related to options exercised for each of the Named Executive Officers during the 2018 fiscal year. The Company has not issued restricted stock or warrants to its Named Executive Officers. The Company granted cash-settled SARs to certain of its Named Executive Offices in 2016 and 2018 and twenty percent (20%) of those awards vested in both 2017 and 2018 for the 2016 grant.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)(1)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
J. Randall Clemons	900	13,326	—	—
John C. McDearman III	500	7,905	—	—
Lisa Pominski	233	2,937	—	—
Gary Whitaker	267	3,556	—	—
Clark Oakley	33	757	—	—
______________________

(1)
Represents the difference between the exercise price for the options exercised and the price at which the Company’s Common Stock last traded and of which the Company had knowledge prior to the exercise of the option.

Pension Benefits for Fiscal 2018

The following table reflects information related to the Company’s Executive Salary Continuation Agreements and SERP Agreements with each of the Named Executive Officers:

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit (1) ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
J. Randall Clemons(2)	Executive Salary Continuation Agreement, as amended	31	765,849	—
	SERP Agreements	31	733,307	—
Lisa Pominski	Executive Salary Continuation Agreement, as amended	31	25,261	—
	SERP Agreements	31	82,312	—
John C. McDearman	Executive Salary Continuation Agreement, as amended	19	24,936	—
	SERP Agreements	19	56,705	—
Gary Whitaker(2)	Executive Salary Continuation Agreement, as amended	21	149,914	—
	SERP Agreements	21	284,687	—
Clark Oakley	SERP Agreements	23	44,969	—

______________________

(1)
Amount represents the accrued liability balance at December 31, 2018. For more information see “Note 17 - Salary Deferral Plans” to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018. The Executive Salary Continuation Agreement for each of the Named Executive Officers other than Mr. Oakley, who does not have an Executive Salary Continuation Agreement, was frozen as of October 1, 2012.

(2)	Messrs. Clemons and Whitaker are currently eligible for early retirement under their Executive Salary Continuation Agreements, as amended, and the 2012 SERP Agreements.

For a more detailed discussion of these Executive Salary Continuation Agreements, as amended, and the SERP Agreements, see “Compensation Discussion and Analysis - Post-Termination Benefits” above.

CEO Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information for the year ended December 31, 2018:

·
The median of the annual total compensation of all employees of our company (other than our CEO), was $43,635; and the annual total compensation of Mr. Clemons, our President and Chief Executive Officer, was $1,030,117.

·	Based on this information, for 2018, the ratio of the annual total compensation of our President and Chief Executive Officer to the median of the annual total compensation of all employees is 24 to 1.

We completed the following steps to identify the median of the annual total compensation of all our employees and to determine the annual total compensation of our median employee and CEO:

·	As of December 31, 2018, our employee population consisted of approximately 500 employees, including any full-time, part-time, temporary, or seasonal employees employed on that date.

·
To find the median of the annual total compensation of our employees (other than our CEO), we used original gross earnings, which includes all wages paid - inclusive of salary, overtime, straight time, incentives, bonus and commissions - in each case paid before any deductions are made for pre-tax reductions or after-tax deductions for fiscal 2018. In making this determination, we annualized compensation for full-time and part-time permanent employees who were employed on December 31, 2018, but did not work for us the entire year. No full-time equivalent adjustments were made for part-time employees.

·	We identified our median employee using this compensation measure and methodology, which was consistently applied to all our employees included in the calculation.

·
After identifying the median employee, we added together all of the elements of such employee’s compensation for 2018 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $43,635. With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2018 Summary Compensation Table appearing on page 23 of this Proxy Statement, which is also in accordance with the requirements of Item 402(c)(2)(x).

DIRECTOR COMPENSATION

The Company’s directors are classified in three (3) classes, with directors in each class serving for three (3) year terms and until his successor has been duly elected and qualified. The Board of Directors of the Company also serves as the Board of Directors of the Bank. In 2018, each director received $2,300 per month for his services as a director of the Company. In addition, each director received $850 per month for his services as a director of the Bank and $450 for each committee meeting of the Bank he attended, not to exceed $1,700 per month, as a member of the various committees on which he serves. In addition, fees of $2,622 and $1,938 were paid to each of the directors of the Company and the Bank, respectively, for attendance at the Company and the Bank planning retreats held during 2018. Mr. Comer received $400 per month for serving on the Advisory Board of the Smith County branches of the Bank. Mr. Bell received $400 per month for serving on the Advisory Board of the DeKalb County branches of the Bank. Mr. Jordan received $200 per month for serving on the Advisory Board of the Rutherford County branches of the Bank. Mr. Goodall received $100 per month for serving on the Advisory Board of the Sumner County branches of the Bank. The Company anticipates that the structure of its compensation program in 2019 for its non-employee directors will be similar to the structure in 2018 with the exception that the Company will also pay the entire premium for each such director’s family member’s health insurance in 2019, which family member premiums previously were paid by the director.

On April 14, 2014, the Bank entered into a Director Survivor Income Agreement with each of Messrs. Jack Bell, James Comer and James Patton, and on April 6, 2015, the Bank entered into a Director Survivor Income Agreement with Mr. Jordan (the “Outside Director Survivor Income Agreement”). The Outside Director Survivor Income Agreements were entered into to encourage Messrs. Bell, Comer, Jordan and Patton to remain in service to the Bank by the Bank providing certain survivor income benefits to those directors’ designated beneficiaries if he dies prior to the termination of his or her service on the Bank’s Board of Directors.

In the event that Messrs. Bell, Comer, Jordan, or Patton is removed from the Board of Directors or is permanently prohibited from participating in the Bank’s activities by an order of the Bank’s regulators, or his service on the Board of Directors is terminated for “cause”, in each case prior to such person’s death, all obligations of the Bank under the Outside Director Survivor Income Agreement shall terminate. Cause under these agreements means the Bank has terminated the Director’s service for any of the following reasons: (i) gross negligence or gross neglect of duties; (ii) commission of a felony or of a gross misdemeanor involving moral turpitude; or (iii) fraud, disloyalty, or willful violation of any law or significant Bank policy committed in connection with the director’s service on the Board of Directors and resulting in an adverse effect on the Bank.

The amounts payable to the Messrs. Bell’s, Comer’s, Jordan’s, or Patton’s survivors under the Outside Director Survivor Income Agreements vary and, in some instances, are reduced based on the age of the director at the time his or her service on the Board of Directors is terminated. As of December 31, 2018, the amount payable under the agreements with each of the directors was $400,000. The Bank will pay the benefits due under the Outside Director Survivor Income Agreements from its general assets, but only so long as one of the Bank’s general assets is an enforceable life insurance policy on the director’s life that was issued by Massachusetts Mutual Life Insurance Company and Midland National Life Insurance Company.

The following table sets forth certain information with respect to the fees paid or earned by the members of the Boards of Directors of the Company and the Bank for services in 2018:

Name(1)	Fees Earned or Paid in Cash(2) ($)	Stock Awards ($)	Option Awards ($)(3)	Non-Equity Incentive Plan Compen-sation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Jack W. Bell(2)	54,635	—	—	—	—	8,039	62,674
James F. Comer(2)	57,435	—	—	—	—	8,219	65,654
Robert Goodall	48,580	—	—	—	—	—	48,580
William P. Jordan(2)	54,360	—	—	—	—	1,460	55,820
James Anthony Patton	52,635	—	—	—	—	7,879	60,514
H. Elmer Richerson	52,560	—	—	—	---(5)	120,663(6)	173,223
______________________

(1)
Randall Clemons, the Company’s and the Bank’s Chief Executive Officer, and John C. McDearman, the President of the Bank, are not included in this table as they are also Named Executive Officers of the Company that are not separately compensated for their service on the Boards of Directors of the Company and the Bank.

(2)
Includes fees for services as a director of both the Company and the Bank and includes fees for board meetings, committee meetings, planning retreats, and in the case of Mr. Comer, $4,875 for service on the advisory board of the Smith County branches of the Bank, and in the case of Mr. Bell, $2,075 for service on the advisory board of the DeKalb County branches of the Bank, and for Mr. Jordan $1,800 for service on the advisory board of the Rutherford County branches of the Bank, and for Mr. Goodall, $400 for service on the advisory board of the Sumner County branches of the Bank.

(3)	As of December 31, 2018, Mr. Richerson held 2,500 stock options and 7,500 cash-settled SARs.

(4)
Reflects the value of premiums paid in connection with the Director Survivor Income Agreements of $2,424 for Mr. Bell, $2,604 for Mr. Comer, $1,460 for Mr. Jordan, $5,604 for Mr. Richerson, and $2,264 for Mr. Patton and health insurance premiums paid of $5,615 for Mr. Bell, Mr. Comer, Mr. Richerson and Mr. Patton.

(5)
Mr. Richerson retired from the Company and the Bank on December 31, 2017 after reaching the normal retirement age of 65. Accordingly, subject to compliance with any applicable non-competition covenants included therein, he is entitled to begin receiving his normal retirement benefits under the Executive Salary Continuation Agreement, as amended, 2012 SERP Agreement and 2015 SERP Agreement. Pursuant to those agreements, Mr. Richerson began receiving payments of $9,137 per month beginning in January 2018 and will receive those payments until his death. The actuarial present value under Mr. Richerson’s Executive Salary Continuation Agreement, as amended, and SERP Agreements increased by $78,108 in the aggregate in 2018; however, this increase was offset by the monthly distributions made thereunder to Mr. Richerson in 2018, for a net decrease of $31,536 in the aggregate actuarial present value under such agreements.

(6)	Mr. Richerson was paid $109,644 from his Executive Salary Continuation Agreement, as amended, and SERP Agreements in 2018.

Personnel Committee Interlocks and Insider Participation

During fiscal 2018, the Personnel Committee of the Board of Directors of the Bank was composed of Messrs. Patton, Comer, and Goodall, with Mr. Patton serving as the committee’s Chairman. None of these persons has at any time been an officer or employee of the Company or any of its subsidiaries. There are no relationships among the Company’s executive officers, members of the Personnel Committee or entities whose executives serve on the Board of Directors or the Personnel Committee that require disclosure under applicable regulations of the SEC.

No executive officer of the Company or the Bank has served as a member of the compensation committee of another entity, one of whose executive officers served on the Personnel Committee. No executive officer of the Company or the Bank has served as a director of another entity, one of whose executive officers served on the Personnel Committee. No executive officer of the Company or the Bank has served as a member of the compensation committee of another entity, one of whose executive officers served as a director of the Company or the Bank.

For a discussion of those officers and employees who participated in deliberations of the Board of Directors of either the Company or the Bank concerning executive officer compensation, see “Compensation Discussion & Analysis” above.

Certain Relationships and Related Transactions

Some directors and principal officers of the Company at present, as in the past, are customers of the Bank and have had and expect to have loan or deposit transactions with the Bank in the ordinary course of business. In addition, some of the directors and officers of the Bank are at present, as in the past, affiliated with businesses which are customers of the Bank and which have had and expect to have loan transactions with the Bank in the ordinary course of business. These loans or deposits were made in the ordinary course of business and were made on substantially the same terms, including interest rates and collateral, as those prevailing in the market at the time for comparable transactions with other parties. In the opinion of the Board of Directors, these loans do not involve more than a normal risk of collectability or present other unfavorable features.

During 2018, Jack Bell Builders was paid an aggregate of $2,633,000 by the Bank for repairs and maintenance of several of the Bank’s branch offices and the construction of a new operations building. This company is owned 100% by Jack Bell, a director of the Company and the Bank. The Building Committee makes recommendations to the Boards of Directors of the Company and the Bank on certain building projects for which Jack Bell Builders is given consideration. In such instances, the Board of Directors does not permit Mr. Jack Bell to participate in its discussions or cast a vote with respect to such building projects.

Related party transactions between the Company or the Bank and the directors or executive officers are approved in advance by the Company’s or the Bank’s Board of Directors, as appropriate.

SHAREHOLDERS’ PROPOSALS AND OTHER MATTERS

Shareholders intending to submit proposals for presentation at the next Annual Meeting and inclusion in the Proxy Statement and form of proxy for such meeting should forward such proposals to J. Randall Clemons, Wilson Bank Holding Company, 623 West Main Street, Lebanon, Tennessee 37087. Proposals must be in writing and must be received by the Company prior to November 25, 2019 in order to be included in the Company’s Proxy Statement and form of proxy relating to the 2020 Annual Meeting of Shareholders. Proposals should be sent to the Company by certified mail, return receipt requested, and must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the SEC.

For any other shareholder proposals to be timely (but not considered for inclusion in the Company’s Proxy Statement), a shareholder must forward such proposal to Mr. Clemons at the Company’s main office (listed above) prior to February 7, 2020.

GENERAL

In addition to solicitation by mail, certain directors, officers and regular employees of the Company and the Bank may solicit proxies by telephone, telegram or personal interview for which they will receive no compensation other than their regular salaries. The Company may request brokerage houses and custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of the Company’s Common Stock held of record by such persons and may reimburse them for their reasonable out-of-pocket expenses in connection therewith.

The Company’s 2018 Annual Report is mailed herewith. A shareholder may obtain a copy of the Company’s Annual Report to the SEC on Form 10-K for the year ended December 31, 2018 without charge by writing to Lisa Pominski, Wilson Bank Holding Company, 623 West Main Street, Lebanon, Tennessee 37087.

By order of the Board of Directors,

Lisa T. Pominski
Secretary

Lebanon, Tennessee
March 23, 2019

Form of Proxy Card
 WILSON BANK HOLDING COMPANY
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
This proxy is solicited on behalf of the Board of Directors for the Annual Meeting to be held on April 23, 2019.
The undersigned hereby appoints Randall Clemons and Lisa Pominski, or either of them, with full power of substitution, as proxies, and hereby authorizes them to vote, as designated, all shares of common stock of Wilson Bank Holding Company, held by the undersigned as of the close of business on February 19, 2019 at the Annual Meeting of Shareholders to be held Tuesday, April 23, 2019, at 7:00 p.m. (CDT), at the Clemons-Richerson Operations Center of the Company, located at 105 North Castle Heights Avenue, Lebanon, Tennessee 37087, for the following purposes:

1.	ELECTION OF DIRECTORS

FOR all nominees listed below (except as marked to the contrary below)

Class III directors:

James F. Comer
Michael G. Maynard
Clinton M. Swain

Withhold authority to vote for all nominees;

Withhold authority to vote for the following nominee(s), write that nominee’s name on the line below:

2.	RATIFICATION OF MAGGART & ASSOCIATES, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019.
For    [            ]    Against    [            ]    Abstain   [            ]
In their discretion, the proxies are authorized to vote upon such business as may properly come before this meeting.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

Signature	Date
Signature (if held jointly)	Date
Please sign exactly as your name appears on your share certificates. Each joint owner must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name as authorized. If a partnership, please sign in partnership name by an authorized person.
BE SURE TO MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ADDRESSED
POSTAGE PAID ENVELOPE PROVIDED